UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

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ALABAMA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2019
ANNUAL MEETING
& INFORMATION STATEMENT

www.alabamapower.com

ALABAMA POWER COMPANY
Birmingham, Alabama

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 26, 2019

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders of Alabama Power Company will be held at the Grand Hotel Marriott Resort located at One Grand Boulevard, Point Clear, Alabama 36564 on April 26, 2019 at 8:00 a.m., Central Time, to elect ten members of the Board of Directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 12, 2019 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Alabama Power Company Corporate Secretary at (205) 257-1000 or by e-mail to apcocorpsec@southernco.com.

The Information Statement and the 2018 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2018 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2019.

This Information Statement and the 2018 Annual Report are also available to you at www.alabamapower.com/our-company/how-we-operate/facts-financials.html.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Ceila H. Shorts
Corporate Secretary

Birmingham, Alabama
March 26, 2019

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Alabama Power Company (Company) in connection with the 2019 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on April 26, 2019 at 8:00 a.m., Central Time, at the Grand Hotel Marriott Resort located at One Grand Boulevard, Point Clear, Alabama 36564. This Information Statement is initially being provided to shareholders on or about March 26, 2019. The Information Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2018 (2018 Annual Report) are also available at www.alabamapower.com/our-company/how-we-operate/facts-financials.html.

At the meeting, the shareholders will vote to elect ten members to the Board of Directors and will transact any other business that may properly come before the meeting. The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company's common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company's common stock, preferred stock, and Class A preferred stock on the record date of March 12, 2019 are entitled to notice of and to vote at the meeting. On that date, there were 30,537,500 shares of common stock outstanding and entitled to vote, all of which were held by The Southern Company (Southern Company). There were also 475,115 shares of preferred stock and 10,000,000 shares of Class A preferred stock outstanding on that date.

With respect to the election of Directors, all of the outstanding shares of preferred stock and Class A preferred stock are entitled to vote as a single class with the Company's common stock. Each share of outstanding common stock is entitled to one vote. Each share of the 4.20% Series, the 4.52% Series, the 4.60% Series, the 4.64% Series, the 4.72% Series, and the 4.92% Series of outstanding preferred stock, each with par value of $100 per share, is entitled to two-fifths of a vote, and each share of the 5.00% Series of outstanding Class A preferred stock, with stated capital of $25 per share, is entitled to one-tenth of a vote. The Company's Articles of Incorporation provide for cumulative voting rights for the shares of common stock, preferred stock, and Class A preferred stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company's Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Information Statement for the 2020 Annual Meeting, shareholder proposals must be received by the Company no later than January 27, 2020.

NOMINEES FOR ELECTION AS DIRECTORS

A Board of ten Directors is to be elected at the 2019 Annual Meeting of Shareholders, with each Director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a Director. If any named nominee becomes unavailable for election, the Board may substitute another nominee. One of the Company's current directors, Mr. Whit Armstrong, is retiring at the end of his current term, which coincides with the 2019 Annual Meeting of Shareholders on April 26, 2019. The Company sincerely thanks Mr. Armstrong for his dedicated service to the Board.

Below is information concerning the nominees for Director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company's Board. The ages of the Directors shown below are as of December 31, 2018.

Mark A. Crosswhite - Director since 2014
Mr. Crosswhite, 56, is Chairman, President, and Chief Executive Officer of the Company. He has served as President, Chief Executive Officer, and Director since March 2014 and Chairman of the Board of Directors since May 2014. He served as Executive Vice President and Chief Operating Officer of Southern Company from July 2012 through February 2014. Mr. Crosswhite serves on the Boards of privately-held Mercedes-Benz U.S. International, Inc. as well as the University of Alabama Health Services Foundation, P.C. and the University of Alabama at Birmingham Health System. He is the Chairman of the Board of the Economic Development Partnership of Alabama and the Business Council of Alabama. In addition, he serves on numerous civic and philanthropic boards. Mr. Crosswhite's experience in operations and external affairs, legal expertise, and understanding of the electric utility business and its regulatory structure make him well qualified to serve on the Company's Board.

Angus R. Cooper, III - Director since 2018
Mr. Cooper, 46, is President of Cooper/T. Smith Corporation in Mobile, Alabama, one of the largest stevedoring and maritime-related firms in the United States. He has held this position since February 2008. He serves on the Board of Bryant Bank, as well as numerous civic organizations such as the Alabama Wildlife Federation, Delta Waterfowl, UMS-Wright Preparatory School, the Bryant-Jordan Student Athlete Program, and the Alabama Sports Hall of Fame. Mr. Cooper's business experience, as well as his extensive civic leadership and community involvement, make him a well-qualified member of the Company's Board.

O.B. Grayson Hall, Jr. - Director since 2015
Mr. Hall, 61, served as Executive Chairman of Regions Financial Corporation from July 2018 until his retirement in December 2018. He previously served as Chairman from 2013 through July 2018, Chief Executive Officer from 2010 through July 2018, and President from 2009 through December 2017. He serves on the Boards of Directors of Vulcan Materials Company and Great Southern Wood Holdings, Inc. He previously served on the Board of the Federal Reserve Bank of Atlanta and the Board of Directors of Zep, Inc. Mr. Hall also serves on the Boards of numerous civic organizations, including the Newcomen Society of Alabama and the National Christian Foundation of Alabama. Mr. Hall’s background and experience in the business community, as well as his civic leadership, make him a valuable member of the Company’s Board.

Anthony A. Joseph - Director since 2015
Mr. Joseph, 65, has been a shareholder with the law firm of Maynard, Cooper & Gale, P.C., in Birmingham, Alabama, since 2006. He previously served as an Assistant U.S. Attorney and Special Agent with the Federal Bureau of Investigation. Mr. Joseph has extensive community and civic involvement. He serves as President of the Alabama Law Foundation and previously served as President of the Alabama State Bar Association. He also previously served as Chair of the American Bar Association Criminal Justice Section and is a Fellow of the American College of Trial Lawyers. Mr. Joseph’s background and experience as a leader in the business and legal communities and his reputation for insightful decision-making make him a well-qualified member of the Company’s Board.

James K. Lowder - Director since 1997
Mr. Lowder, 69, is Chairman of the Board of The Colonial Company and certain of its subsidiaries (real estate development and sales) in Montgomery, Alabama. He serves on the Board of Directors of Mid-America Apartment Communities, Inc. (formerly Colonial Properties Trust) and formerly served on the Board of AlaTrust, Inc., which was acquired by Oakworth Capital, Inc. in 2015. He is a member of the Greater Montgomery Home Builders Association and a former Director of the Home Builders Association of Alabama. Mr. Lowder's background and many years as a senior executive and a leader in business, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

Robert D. Powers - Director since 1992
Mr. Powers, 68, is President and co-owner of The Eufaula Agency, Inc. (an insurance brokerage and real estate company). Mr. Powers served 16 years as a member of the Eufaula City Council and currently serves on the Boards of Directors of the Business Council of Alabama, the Economic Development Partnership of Alabama Foundation, and the Alabama Partnership for Children. He also served in the U.S. Army (active and reserve). Mr. Powers' background and experience as a business owner and as a leader in civic, educational, and other not-for-profit organizations, along with his considerable knowledge of the Company, are valuable to the Company's Board.

Catherine J. Randall - Director since 2015
Dr. Randall, 68, is Chairman of the Board of Pettus Randall Holdings, Inc. (a real estate company), in Tuscaloosa, Alabama, a position she has held since 2002. She is the former Chairman of the Board of Randall Publishing Company and a former Director of the University Honors Program at the University of Alabama. Dr. Randall is also a member of the Board of Directors of privately-held Mercedes-Benz U.S. International, Inc. She has served as National President of Mortar Board, Inc., President of the Board of Directors of the Alabama Women’s Hall of Fame, Director of Alabama Girls State, and Chairman of the American Village Board of Directors. Dr. Randall's dedication to the State of Alabama and experience in the business and academic communities make her a valuable member of the Company’s Board.

C. Dowd Ritter - Director since 1997
Mr. Ritter, 71, is the retired Chairman and Chief Executive Officer of Regions Financial Corporation and Regions Bank, positions he held from 2008 to 2010. He also served as Chairman of the Board, President, and Chief Executive Officer of AmSouth Bancorporation from 1998 until its merger with Regions Financial Corporation in 2008. Mr. Ritter is retired from the Board of Directors of Protective Life Corporation, where he served on the Risk, Finance, and Investments Committee and was the Chair of the Compensation and Management Succession Committee, and McWane, Inc., a privately-held manufacturer of iron water works and plumbing products in Birmingham, Alabama. He is the former Chairman of the Board of Trustees of Birmingham-Southern College and Chairman Emeritus of the Birmingham Business Alliance. He also served as Director of the Economic Development Partnership of Alabama. Mr. Ritter's background as a senior executive of large financial institutions and experience leading other business, civic, and educational organizations are valuable to the Company's Board.

R. Mitchell Shackleford, III - Director since 2015
Mr. Shackleford, 67, is Senior Vice President of Gulf Coast Truck and Equipment Co., a position he has held since January 2019. He previously served as Vice President of U.S. South Operations for Canfor Southern Pine (an integrated forest products company operating in Western Canada and the southeastern United States) from 2016 until January 2019. Prior to that, he served as Vice President of Canfor Western U.S. South Operations from 2015 to 2016. Mr. Shackleford served as President of Scotch Gulf Lumber Company from 2009 until its acquisition by Canfor Scotch Gulf in 2015. Mr. Shackleford is a member of the Regional Advisory Board of Regions Bank and the Board of the Mississippi Export Railroad. He formerly served as Chairman of the Board of Directors of Southern Pine Inspection Bureau. Mr. Shackleford’s extensive business experience, as well as his community leadership, make him a well-qualified and knowledgeable member of the Company’s Board.

Phillip M. Webb - Director since 2018
Mr. Webb, 61, is President of Webb Concrete and Building Materials, a position he has held since 1982. Mr. Webb serves on the Board of Directors of NobleBank & Trust, as well as numerous philanthropic and non-profit boards, such as the Business Council of Alabama, Calhoun County Home Builders Association, the Jacksonville State University Foundation, and the Calhoun County Chamber of Commerce. He is Chairman of the Greater Alabama Council of the Boy Scouts of America and Chairman of the Knox Concert Series. Mr. Webb’s business experience and investment in his local community make him a well-qualified member of the Company’s Board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of Directors. The shareholders entitled to vote in the election of Directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees. A shareholder will not be entitled to vote cumulatively at the Company's 2019 Annual Meeting unless such shareholder gives the Company notice of his or her intent to cumulate his or her vote at least 48 hours before the time set for the meeting. If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company's outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a Board of Directors which has been set at a total not to exceed 25 members. The current nominees for election as Directors consist of ten members - nine non-employee Directors and Mr. Crosswhite, the Chairman of the Board, President, and Chief Executive Officer of the Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company's outstanding common stock, which represents a substantial majority of the overall voting power of the Company's equity securities, and the Company has listed only preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE's listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company's shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee Directors of the Company are compensated for service on the Board of Directors. The pay components for non-employee Directors are:

•	Annual cash retainer:

◦	$92,000 for Directors serving as chair of a Board committee

◦	$84,000 for other Directors

•	Annual stock retainer:

◦	$66,000 per year payable in shares of Southern Company common stock (Common Stock)

Annual cash and stock retainers are paid quarterly. All or a portion of a Director's cash retainer fee may be paid in Common Stock.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the Director, all or a portion of the Director's compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Alabama Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan), until membership on the Board ends. Deferred compensation may be invested as follows, at the Director's election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock or cash upon leaving the Board; or

•	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump sum payment, or in up to 15 annual or 60 quarterly distributions after leaving the Board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company's non-employee Directors that served during any part of 2018, including amounts deferred in the Director Deferred Compensation Plan. Non-employee Directors do not receive non-equity incentive plan compensation or stock option awards, and there is no pension plan for non-employee Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Whit Armstrong (4)	92,000	66,000	4,429	162,429
Angus R. Cooper, III (5)	56,000	44,000	4,205	104,205
David J. Cooper, Sr.(6)	28,000	22,000	5,108	55,108
O.B. Grayson Hall, Jr.	92,000	66,000	3,000	161,000
Anthony A. Joseph	84,000	66,000	3,829	153,829
Patricia M. King(6)	28,000	22,000	10,355	60,355
James K. Lowder	84,000	66,000	1,928	151,928
Robert D. Powers	92,000	66,000	6,199	164,199
Catherine J. Randall	84,000	66,000	6,820	156,820
C. Dowd Ritter	84,000	66,000	1,833	151,833
R. Mitchell Shackleford, III	84,000	66,000	3,674	153,674
Phillip M. Webb (5)	56,000	44,000	5,186	105,186

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.

(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.

(3)	Consists of reimbursements for taxes on imputed income associated with gifts and activities provided to attendees at Company-sponsored events.
(4) Mr. Armstrong is retiring from the Board at the end of his term on April 26, 2019.
(5) Mr. A. Cooper and Mr. Webb were elected to the Board on April 27, 2018.
(6) Mr. D. Cooper and Ms. King retired from the Board at the end of their terms on April 27, 2018.

BOARD LEADERSHIP STRUCTURE

The Board believes that the combined role of Chief Executive Officer and Chairman is most suitable for the Company because the Chief Executive Officer is the Director most familiar with the Company's business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee Directors and management have different perspectives and roles in strategy development. The Chief Executive Officer brings Company-specific experience and expertise, while the Company's non-employee Directors bring experience, oversight, and expertise from outside the Company and its industry. The Board believes that the combined role of Chief Executive Officer and Chairman promotes the development and execution of the Company's strategy and facilitates the flow of information between management and the Board, which is essential to effective corporate governance.

EXECUTIVE SESSIONS

It is the policy of the Directors to hold an executive session of the non-employee Directors without management participation at each regularly scheduled Board of Directors meeting. The Chairman of the Controls and Compliance Committee presides over these executive sessions. Information on how to communicate with the Chairman of the Controls and Compliance Committee or the non-employee Directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Armstrong (Chairman, retiring Director), Mr. A. Cooper, Mr. Joseph, and Mr. Lowder

•	Met four times in 2018

•	Oversees the Company's internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the Board, oversight of the Company's system of internal control, compliance, ethics, and employee concerns programs and activities. The Controls and Compliance Committee's responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the Board of Directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company's financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company's financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, material alternative financial treatments within generally accepted accounting principles, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management, and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

The charter of the Southern Company Audit Committee is available on Southern Company's website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Hall (Chairman), Dr. Randall, and Mr. Ritter

•	Met two times in 2018

•	Oversees the administration of the Directors' compensation arrangements and reviews employee compensation

The Company's Compensation Committee reviews and provides input to Southern Company's Chairman, President, and Chief Executive Officer for consideration by the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company's President and Chief Executive Officer and makes recommendations regarding the fees paid to members of the Company's Board of Directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company's website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee, which has authority to retain independent advisors, including compensation consultants, at Southern Company's expense, engaged Pay Governance LLC (Pay Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee's requirements. Pay Governance also advises the Southern Company Compensation and Management Succession Committee on executive compensation and related corporate governance trends.

Pay Governance is engaged solely by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. The Southern Company Compensation and Management Succession Committee reviewed Pay Governance's independence and determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2018, Pay Governance assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

Executive Committee:

•	Members are Mr. Crosswhite (Chairman), Mr. Armstrong (retiring Director), Mr. Hall, and Mr. Ritter

•	Did not meet in 2018

•	Acts in place of full Board on matters that require Board action between scheduled meetings of the Board to the extent permitted by law and within certain limits set by the Board

Nuclear Committee:

•	Members are Mr. Powers (Chairman), Mr. Shackleford, and Mr. Webb

•	Met three times in 2018

•	Reviews nuclear activities

BOARD RISK OVERSIGHT

The Chief Executive Officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company's risk profile are reviewed with the full Board at least annually. In addition, the Board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues. As part of its overall review of management's risk assessment, the Controls and Compliance Committee also elevates any significant risk issues to the full Board as appropriate.

DIRECTOR ATTENDANCE

The Board of Directors met five times in 2018. Average Director attendance at all applicable Board and committee meetings held in 2018 was 98%. No nominee attended less than 75% of applicable meetings during 2018.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full Board, with input from the Company's Chairman, President, and Chief Executive Officer, identifies Director nominees. The Board evaluates candidates based on the requirements set forth in the Company's by-laws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company's common stock and, as a result, Southern Company's affirmative vote is sufficient to elect Director nominees. Consequently, the Board does not accept proposals from preferred shareholders regarding potential candidates for election as Director. Southern Company's Chairman, President, and Chief Executive Officer also provides input on behalf of Southern Company regarding potential candidates for Director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company's Board of Directors, the Chairman of the Controls and Compliance Committee, or the non-employee Directors may contact them by writing c/o Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203 or by sending an email to apcocorpsec@southernco.com. The Corporate Secretary will receive the correspondence and forward it to the individual Director or Directors to whom the correspondence is directed or the Chairman of the Controls and Compliance Committee. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company's annual meeting of shareholders by Directors. The Company does not solicit proxies for the election of Directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company's preferred stock rarely attend the annual meeting. Consequently, a policy encouraging Directors to attend the annual meeting of shareholders is not necessary. Three of the Company's Directors attended the Company's 2018 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company's financial reporting process on behalf of the Board of Directors of Southern Company. Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company's financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company and management's report on the Company's internal control over financial reporting in the 2018 Annual Report to Shareholders with management. The Audit Committee also reviews the Company's quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees and SEC Rule 2-07 of Regulation S-X, Communications with Audit Committees. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company. The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company and its affiliates is compatible with maintaining the firm's independence.

The Audit Committee discussed their overall audit scopes and plans separately with the Company's internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company's financial reporting. The Audit Committee also meets privately with Southern Company's compliance officer. The Audit Committee held ten meetings during 2018.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Southern Company (and such Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2019. At the 2019 annual meeting of Southern Company's stockholders, the stockholders will be asked to ratify that selection.

Members of the Audit Committee as of December 31, 2018:

William G. Smith, Jr., Chair
Juanita Powell Baranco
Henry A. Clark, III
E. Jenner Wood, III

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company's principal independent registered public accounting firm for 2018 and 2017.

	2018	2017
	(in thousands)
Audit Fees (1)	$2,451	$2,313
Audit-Related Fees (2)	16	16
Tax Fees	—	—
All Other Fees (3)	12	20
Total	$2,479	$2,349

(1)	Includes services performed in connection with financing transactions

(2)	Represents non-statutory audit services

(3)	Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars

The Audit Committee (on behalf of Southern Company and its subsidiaries, including the Company) adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes preapproval requirements for the audit and non-audit services provided by Deloitte & Touche. All of the services provided by Deloitte & Touche in fiscal years 2018 and 2017 and related fees were approved in advance by the Audit Committee.

Under the policy, Deloitte & Touche delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by Deloitte & Touche for the Audit Committee to approve. The Audit Committee's approval of Deloitte & Touche's annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of Deloitte & Touche to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by Deloitte & Touche. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage Deloitte & Touche to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2019 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company's Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203, that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company's Chief Executive Officer and Chief Financial Officer in 2018, as well as each of the Company's other three most highly compensated executive officers serving at the end of the year.

Mark A. Crosswhite	Chairman, President, and Chief Executive Officer
Philip C. Raymond	Executive Vice President, Chief Financial Officer, and Treasurer
Gregory J. Barker	Executive Vice President
R. Scott Moore	Senior Vice President
Zeke W. Smith	Executive Vice President

Collectively, these officers are referred to as the named executive officers.

EXECUTIVE SUMMARY

Pay for Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the named executive officers for 2018.

	Salary ($)(1)	% of Total	Short-Term Incentive Award ($)(2)	% of Total	Long-Term Incentive Award ($) (3)	% of Total
M. A. Crosswhite	799,681	19%	1,222,541	29%	2,216,483	52%
P. C. Raymond	399,315	38%	381,616	36%	281,235	26%
G. J. Barker	353,240	38%	337,582	36%	248,706	26%
R. S. Moore	309,703	37%	311,410	37%	216,264	26%
Z. W. Smith	399,315	38%	381,616	36%	281,235	26%

(1) Salary is the actual amount paid in 2018.
(2) Short-Term Incentive Award is the actual amount earned in 2018 and paid in cash under the Performance Pay Program based on achievement of annual performance goals.
(3) Long-Term Incentive Award reflects the target value of the performance shares granted in 2018 under the Performance Share Program (70% of total long-term incentive award), the performance-based restricted stock units (PRSUs) granted to Mr. Crosswhite in 2018 (30% of total long-term incentive award), and the restricted stock units (RSUs) granted to the other named executive officers in 2018 (30% of total long-term incentive award).

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•
Business unit financial and operational performance and Southern Company earnings per share (EPS), based on actual results as adjusted by the Compensation Committee, compared to target performance levels established early in the year, determine the actual payouts under the Performance Pay Program.

•
Southern Company's total shareholder return (TSR) compared to those of industry peers, cumulative EPS (for grants made prior to 2018), and consolidated return on equity (ROE) over a three-year period lead to higher or lower payouts under the

Performance Share Program, and Southern Company's stock price ultimately impacts the value of the PRSUs and the RSUs after they vest.

In support of this performance-based pay philosophy, the Company has no general employment contracts with the named executive officers.

The pay-for-performance principles apply not only to the named executive officers but to thousands of the Company's employees. The Performance Pay Program covers almost all of the approximately 6,650 employees of the Company. Performance shares and RSUs were granted to 116 employees of the Company in 2018. These programs engage employees and encourage alignment of their interests with the Company's customers and Southern Company's stockholders.

The Company's financial and operational goal results and Southern Company's EPS goal results for 2018, as adjusted and further described in this CD&A, are shown below:

Financial:	200% of Target	Operational:	169% of Target	EPS:	200% of Target

Southern Company's annualized TSR has been:

1-Year:	(3.8)%	3-Year:	2.7%	5-Year:	6.3%

These levels of achievement, as adjusted, resulted in payouts that were aligned with the Company's and Southern Company's performance.

Compensation Philosophy

The Company's compensation program is based on the following beliefs:

•	Employees' commitment and performance have a significant impact on achieving business results;

•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;

•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and

•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company's executive compensation program should:

•	Be competitive with the Company's industry peers;

•	Reward achievement of the Company's goals;

•	Be aligned with the interests of Southern Company's stockholders and the Company's customers; and

•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company's and Southern Company's business goals. The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted TSR for Southern Company's stockholders. Therefore, short-term performance pay, through the Performance Pay Program, is based on achievement of the Company's operational and financial performance goals and Southern Company's EPS goal. Long-term performance pay, through the Performance Share Program, PRSUs, and RSUs, is tied to Southern Company's TSR performance, cumulative EPS (for grants made prior to 2018), consolidated ROE, Southern Company stock price, and, for Mr. Crosswhite, 2018 cash from operations at Southern Company.

Key Compensation Practices

•	Annual pay risk assessment required by the Compensation Committee charter.

•	Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to the Company or Southern Company.

•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	No excise tax gross-up on change-in-control severance arrangements.

•	Provision of limited perquisites with no income tax gross-ups for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

•	“No-hedging” provision in the Company's insider trading policy that is applicable to all employees.

•	Policy against pledging of Southern Company stock applicable to all executive officers and Directors of Southern Company, including the Company's Chairman, President, and Chief Executive Officer.

•	Strong stock ownership requirements that are being met by all named executive officers.

Establishing Executive Compensation

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee relies on input from its independent compensation consultant, Pay Governance. The Compensation Committee also relies on input from the Southern Company Human Resources staff and, for individual executive officer performance, from Southern Company's and the Company's respective Chief Executive Officers. The role and information provided by each of these sources is described throughout this CD&A.

Consideration of Southern Company Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considered the stockholder vote on Southern Company's executive compensation at the Southern Company 2018 annual meeting of stockholders. At the 2018 annual meeting, Southern Company received 95% support of the votes cast in the Say-on-Pay vote, up from 62% the prior year. As a result of stockholder engagement and feedback during 2017 and 2018, the Compensation Committee made several changes to the short- and long-term incentive programs. Changes to the Performance Share Program apply to all participants, including the Company's named executive officers and are described later in this CD&A. The Compensation Committee continues to believe that the executive compensation program is competitive, aligned with the Company's and Southern Company's financial and operational performance, and in the best interests of the Company's customers and Southern Company's stockholders.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS

Pay Governance develops and presents to the Compensation Committee a competitive market-based compensation level for the Company's Chief Executive Officer, while the Southern Company Human Resources staff develops competitive market-based compensation levels for the other named executive officers of the Company. The market-based compensation levels for the Company's Chief Executive Officer are developed from the Willis Towers Watson Energy Services Survey focusing on regulated utilities with revenues above $6 billion, listed below. The market-based compensation levels for the other named executive officers of the Company are developed from a size-appropriate energy services executive compensation survey database comprised of several general industry and utility national surveys. For 2018 compensation, these levels were market tested using the Willis Towers Watson 2017 CDB Energy Services Executive Compensation Survey Report. The survey participants, listed below, are utilities with revenues of $1 billion or more.

Market data for the Company's Chief Executive Officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, the short-term incentive award at target performance level, and the long-term incentive award at target performance level. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company's and Southern Company's performance for the year or period.

A specified weight was not targeted for base salary, the short-term incentive award, or the long-term incentive award as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2018 compensation amounts.

Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

Chief Executive Officer Compensation Peer Group

American Electric Power Company, Inc.	Edison International	PG&E Corporation
Ameren Corporation	Energy Transfer Partners, L.P.	PPL Corporation
AVANGRID	Entergy Corporation	Public Service Enterprise Group, Inc.
Berkshire Hathaway Energy	Eversource Energy	Sempra Energy
Calpine Corporation	Exelon Corporation	Tennessee Valley Authority
CenterPoint Energy, Inc.	FirstEnergy Corp.	The AES Corporation
CMS Energy Corporation	Kinder Morgan, Inc.	The Williams Companies
Direct Energy LP	National Grid plc	TransCanada Corporation
Dominion Energy, Inc.	NextEra Energy, Inc.	WEC Energy Group, Inc.
Duke Energy Corporation	NRG Energy, Inc.	Xcel Energy
ONEOK, Inc.

Other Named Executive Officer Peer Group (non-Chief Executive Officer)

Allete, Inc.	EQT Corporation	ONEOK, Inc.
Alliant Energy Corporation	Eversource Energy	Pacific Gas & Electric Company
Ameren Corporation	Exelon Corporation	Pinnacle West Capital Corporation
American Electric Power Company, Inc.	FirstEnergy Corp.	PNM Resources Inc.
Atmos Energy Corporation	First Solar Inc.	Portland General Electric Company
Avangrid, Inc.	Genesis Energy	PPL Corporation
Avista Corporation	Great River Energy	Public Service Enterprise Group Inc.
Berkshire Hathaway Energy Company	ICF International, Inc.	Puget Sound Energy, Inc.
Black Hills Corporation	Idaho Power Company	Salt River Project
Boardwalk Pipeline Partners, L.P.	ITC Holdings Corp.	Santee Cooper
BWX Technologies Inc.	Jacksonville Electric Authority	SCANA Corporation
Calpine Corporation	Kinder Morgan Energy Partners, L.P.	Sempra Energy
CenterPoint Energy, Inc.	LG&E and KU Energy LLC	South Jersey Industries, Inc.
Cheniere Energy, Inc.	Lower Colorado River Authority	Southwest Gas Corporation
CLEAResult Consulting, Inc.	McDermott International, Inc.	Spectra Energy Corp.
Cleco Corporation	MDU Resources Group, Inc.	Spire Inc.
CMS Energy Corporation	Monroe Energy LLC	Talen Energy Corp.
Covanta Corporation	MRC Global, Inc.	TECO Energy, Inc.
CPS Energy	National Grid USA	Tennessee Valley Authority
DCP Midstream, LP	New York Power Authority	The AES Corporation
Direct Energy	NextEra Energy, Inc.	The Williams Companies, Inc.
Dominion Energy, Inc.	NiSource Inc.	TransCanada Corporation
Duke Energy Corporation	NorthWestern Corporation	UGI Corporation
Dynegy Inc.	NOVA Chemicals Corporation	UNS Energy Corporation
Edison International	NRG Energy, Inc.	Vectren Corporation
Enable Midstream Partners	OGE Energy Corp.	Vistra Energy Corp.
Energy Transfer Partners, L.P.	Oglethorpe Power Corporation	Westar Energy, Inc.
EnLink Midstream Partners, LP	Omaha Public Power District	WEC Energy Group, Inc.
Entergy Corporation	Oncor Electric Delivery Company LLC	Xcel Energy Inc.
ONE Gas, Inc.

EXECUTIVE COMPENSATION PROGRAM

The primary components of the 2018 executive compensation program include:

•	Short-term compensation

◦	Base salary

◦	Performance Pay Program

•	Long-term compensation

◦	Performance Share Program

◦	RSUs (for named executive officers other than Mr. Crosswhite)

◦	PRSUs (for Mr. Crosswhite only)

•	Benefits

The performance-based compensation components are linked to the Company's financial and operational performance as well as Southern Company's financial and stock price performance, including TSR, EPS, and ROE. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent Directors of Southern Company. The Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and rewards performance.

2018 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2018.

With the exception of Southern Company executive officers, including Mr. Crosswhite, base salaries for all Southern Company system officers are within a position level with a base salary range that is established by Southern Company Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual's relative contribution to the achievement of financial and operational goals in prior years.

Base salaries are reviewed annually in February, and changes are made effective March 1. The 2018 base salary levels for the named executive officers, other than for the Chief Executive Officer, were set within the applicable position level salary range and were approved by the Company's Chief Executive Officer. Mr. Crosswhite's base salary was recommended by the Chief Executive Officer of Southern Company and approved by the Compensation Committee.

	March 1, 2017 Base Salary ($)	March 1, 2018 Base Salary ($)
M. A. Crosswhite	775,000	806,000
P. C. Raymond	390,000	401,700
G. J. Barker	345,000	355,350
R. S. Moore	275,000	308,990
Z. W. Smith	390,000	401,700

In September 2018, Mr. Moore's base salary was increased to $327,530 to further align his base salary with market median. Additionally, Mr. Moore's base salary was increased by $270 at the end of 2018 pursuant to the Southern Company Club Dues Guidelines (Guidelines). The Guidelines detail the Southern Company system's treatment of expenses and dues related to business dining clubs and country clubs.

2018 Performance-Based Compensation

This section describes short-term and long-term performance-based compensation for 2018.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation

The Southern Company system's number one priority is to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company's stockholders in the short and long term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2018, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices;

•	Meeting energy demand with the best economic and environmental choices;

•	Long-term, risk-adjusted Southern Company relative TSR performance against a group of peer companies;

•	Achieving net income goals to support the Southern Company financial plan and dividend growth; and

•	Financial integrity - an attractive risk-adjusted return and sound financial policy.

The performance-based compensation program is designed to encourage achievement of these goals.

2018 Short-Term Incentive Program

                                                   Annual Performance Pay Program Highlights

●   Rewards achievement of annual performance goals; performance results can range from 0% to 200% of target, based on actual level of goal achievement
■ EPS: earned at 200% of target
■ Net Income: earned at 200% of target
■ Operations: earned at 169% of target
●   2018 Payout: exceeded target performance
■ Chief Executive Officer payout at 190% of target
■ Average of the other named executive officers' payouts at 190% of target

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee and include financial and operational goals for all employees as well as individual goals for employees at a certain grade level, including all of the named executive officers. In setting goals, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Operations, Environmental and Safety Committee of the Southern Company Board of Directors, respectively.

•	Business Unit Financial Goal: Net Income
For Southern Company's traditional electric operating companies, including the Company, the business unit financial performance goal is net income. There is no separate net income goal for Southern Company as a whole. Overall Southern Company performance is determined by the equity-weighted average of the business unit net income goal payouts for the traditional electric operating companies, Southern Power Company, and Southern Company Gas.

•	Business Unit Operational Goals: Varies by business unit
Operational goals for the Company are customer satisfaction, safety, culture, plant availability, and transmission and distribution system reliability. Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals.

•	Southern Company Financial Goal: EPS
EPS is defined as Southern Company's net income from ongoing business activities divided by average shares outstanding during the year, as adjusted and approved by the Compensation Committee. The EPS performance measure is applicable to all participants in the Performance Pay Program.

•	Individual Performance Goals: Varies by individual
The Performance Pay Program incorporates individual goals for all of the named executive officers. The Chief Executive Officer of Southern Company reviews the individual performance of Mr. Crosswhite and recommends the payout level for approval by the Compensation Committee. The individual goals account for 20% of Mr. Crosswhite's Performance Pay Program goals. Mr. Crosswhite reviews the individual performance of the other named executive officers and approves the payout level. The individual goals account for 10% of the other named executive officers' Performance Pay Program goals.

Under the terms of the program, no payout can be made if events occur that impact Southern Company's financial ability to fund the Common Stock dividend.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional electric operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.
Customer satisfaction is key to operations. Performance of all operational goals affects customer satisfaction.
Safety
Southern Company's Target Zero program is focused on continuous improvement in striving for a safe work environment. The performance is measured utilizing a safety culture survey, corrective action plans, and serious injury incident rates.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve the Company's inclusive workplace. This goal includes measures for work environment, representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with the least cost generating resources.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company's operations.

Financial Performance Goals	Description	Why It Is Important
EPS	Southern Company's net income from ongoing business activities divided by average shares outstanding during the year.	Supports commitment to provide Southern Company's stockholders solid, risk-adjusted returns and to support and grow the dividend.
Net Income
The business unit financial performance goal is net income after dividends on preferred and preference stock.

Overall corporate performance is determined by the equity-weighted average of the business unit net income goal payouts.
Supports delivery of Southern Company stockholder value and contributes to the Company's and Southern Company's sound financial policies and stable credit ratings.

Individual Performance Goals	Description	Why It Is Important
Individual Factors	Focus on overall business performance as well as factors including leadership development, succession planning, and fostering the culture and diversity of the organization.
Individual goals provide the Compensation Committee and Company management the ability to balance quantitative results with qualitative inputs by focusing on both business performance and behavioral aspects of leadership that lead to sustainable long-term growth.

The Compensation Committee approves threshold, target, and maximum performance levels for each of the operational goals. The ranges for the Company's net income goals and the Southern Company EPS goal for 2018 are shown below. If goal achievement is below threshold, there is no payout associated with the applicable goal.

Level of Performance	Alabama Power Net Income ($, in millions)	Southern Company EPS ($)
Maximum	916	3.025
Target	871	2.875
Threshold	827	2.725

Calculating Payouts

All of the named executive officers are paid based on Southern Company EPS performance and the Company's net income and operational performance.

Actual 2018 goal achievement is shown in the following tables.

Operational Goal Results

Goal	Achievement
Customer Satisfaction	Maximum
Safety	Above target
Culture	Above target
Availability	Maximum
Reliability	Significantly above target
Total Company Operational Goal Performance Factor	169%

Financial Performance Goal Results

Goal	Result	Achievement Percentage (%)
Company Net Income (in millions)*	$925.96	200
EPS (from ongoing business activities)*	$3.07	200

*The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts.

•
EPS: Southern Company's adjusted EPS result was $3.07, exceeding the $2.875 target. The adjusted EPS result excludes acquisition, disposition, and integration impacts, earnings from the Wholesale Gas Services business of Southern Company Gas, charges and an income tax credit related to plants under construction, additional net tax benefits as a result of implementing federal tax reform, and settlement proceeds of Mississippi Power Company's claim for lost revenue resulting from the 2010 Deepwater Horizon oil spill in the Gulf of Mexico.

•
Net Income: The Company's adjusted net income result was $925.96 million, exceeding the $871 million target. The adjusted results exclude the impact of the net tax benefit as a result of implementing federal tax reform.

For Mr. Crosswhite, the business unit financial goal and the EPS result are worth 25% each, while the Company's operational goal performance results are worth 30% of the total performance factor. His individual performance is worth the remaining 20% of the total performance factor. For the other named executive officers, the business unit financial and operational goal performance results and the EPS result are worth 30% each of the total performance factor, while their individual performance goal results are worth the remaining 10%.

	Target Annual Performance Pay Program Opportunity (% of base salary)	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (% of target)	Actual Annual Performance Pay Program Payout ($)
M. A. Crosswhite	80	644,800	190%	1,222,541
P. C. Raymond	50	200,850	190%	381,616
G. J. Barker	50	177,675	190%	337,582
R. S. Moore	50	163,900	190%	311,410
Z. W. Smith	50	200,850	190%	381,616

2018 Long-Term Incentive Program

2018 Long-Term Incentive Program Highlights - Performance Share Program, PRSUs, and RSUs

•
Long-term incentive awards are intended to promote long-term success and increase stockholder value by directly tying a substantial portion of the named executive officers' total compensation to the interests of Southern Company stockholders.
•
Performance shares represent 70% of long-term target value.
◦
TSR relative to industry peers
◦
Consolidated ROE
◦
Three-year performance period from 2018 through 2020
◦
Performance results can range from 0% to 200% of target
•
PRSUs represent 30% of the long-term target value for Mr. Crosswhite, while RSUs represent 30% of the long-term target value for the other named executive officers.
◦
PRSUs are subject to a one-year financial performance goal that must be met in order for the PRSUs to vest
◦
RSUs vest 1/3 each year on the anniversary of the grant date
•
Paid in Common Stock at the end of the performance/vesting period; accrued dividends only received if and when award is earned.

Changes to the Long-Term Incentive Program for 2018

The Company's long-term incentive program has changed over time as the Compensation Committee strives to establish programs that promote the long-term success of the Southern Company system as well as increase stockholder value while remaining market competitive to attract, engage, and retain employees and reflect best compensation practices. In addition to working closely with Pay Governance, Southern Company’s Human Resources staff, and the Chief Executive Officer of Southern Company to establish compensation programs, the Compensation Committee takes stockholder feedback into account when evaluating current compensation programs.

In 2018, the Compensation Committee removed the cumulative EPS performance metric from the long-term incentive program and evenly split the 20% weighting between the relative TSR and consolidated ROE performance metrics, based on stockholder feedback concerning the duplication of an EPS metric in the short- and long-term programs. Performance shares continue to make up 70% of the total long-term incentive program target value, while PRSUs/RSUs comprise the remaining 30%.

Component	Performance Metric (if applicable)	2017 Long-Term Award (% of target value)	2018 Long-Term Award (% of target value)
Performance Shares	Relative TSR	30%	40%
	Cumulative EPS	20%	N/A
	Consolidated ROE	20%	30%
PRSUs RSUs	2018 Cash from Operations (Mr. Crosswhite only) Time-based vesting (all other named executive officers)	30%	30%

The following table shows the grant date fair value and target number of the long-term incentive program awards granted in 2018.

		Target as Percent of Base Salary	PRSUs - Cash From Operations or RSUs (time-vesting) (30%)	Performance Shares - Relative TSR (40%)	Performance Shares - Consolidated ROE (30%)	Total Long- Term Grant (100%)
M. A. Crosswhite		275%	$664,931	$886,620	$664,931	$2,216,483
	# of units		15,321	20,326	15,321
P. C. Raymond		70%	$84,370	$112,496	$84,370	$281,235
	# of units		1,944	2,579	1,944
G. J. Barker		70%	$74,605	$99,497	$74,605	$248,706
	# of units		1,719	2,281	1,719
R. S. Moore		70%	$64,883	$86,498	$64,883	$216,264
	# of units		1,495	1,983	1,495
Z. W. Smith		70%	$84,370	$112,496	$84,370	$281,235
	# of units		1,944	2,579	1,944

2018 PRSU and RSU Grant

PRSUs and RSUs are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value was determined, which was the closing price of Common Stock on the grant date ($43.40). A target number of PRSUs or RSUs was granted to a named executive officer based on the total target value determined as a percentage of the named executive officer's base salary. Target percentages vary by grade level. Each PRSU or RSU represents one share of Common Stock. The total value for PRSUs and RSUs is divided by the closing stock price on the grant date to determine the number of PRSUs or RSUs granted to the named executive officer.

PRSUs vest 1/3 each year, depending on the achievement of a one-year financial goal (Southern Company 2018 cash from operations exceeds the amount paid in dividends in 2017). If this goal is not met, all PRSUs are forfeited. If the goal is met, the PRSUs vest 1/3 each year over a three-year period, with the first 1/3 vesting upon certification of achievement of the performance goal by the Compensation Committee, and the remaining 2/3 vesting on the second and third anniversaries of the grant date. The Compensation Committee reserves the right to approve adjustments in determining actual performance to goal achievement.

RSUs vest 1/3 each year on the anniversary of the grant date and are subject to continuous employment requirements, except as described below.

Dividend equivalents accrue on both PRSUs and RSUs but are only paid out if and when the award is earned. Participants who retire during the three-year period will receive the full amount of PRSUs or RSUs, which will continue to vest on the same schedule as active employees. For the PRSUs, vesting after retirement is contingent on achievement and certification of the performance goal. Pending achievement and certification of the performance goal, vesting of PRSUs will be accelerated for participants who become disabled or die during the three-year period. Vesting of RSUs will be accelerated for participants who become fully disabled or die during the three-year period. A participant who terminates employment for reasons other than due to retirement, death, or disability forfeits all unvested PRSUs and RSUs.

2018 - 2020 Performance Share Program Grant

Performance shares are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value per unit was determined. For the portion of the grant attributable to the relative TSR goal, the value per unit was $43.62. For the portion of the grant attributable to the consolidated ROE goal, the value per unit was $43.40. A target number of performance shares are granted to a participant, based on the total target value as determined as a percentage of a participant's base salary, which varies by grade level. The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers. Each performance share unit represents one share of Common Stock.

The award includes two performance measures for the 2018 - 2020 performance period, as well as a credit quality threshold requirement.

Goal	What it Measures	Why it's Important
Relative TSR (40% of total long-term target award)
TSR relative to utility peer companies believed to be most similar to Southern Company in both business model and investors (investment gains arising from stock price appreciation and dividends received from that investment)
Aligns employee pay with investor returns relative to peers
Consolidated ROE (30% of total long-term target award)	Consolidated Southern Company ROE of the traditional electric operating companies, Southern Power, and Southern Company Gas	Aligns employee pay with Southern Company's ability to maximize return on capital invested

The ROE goal is also subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating of Southern Company, the Company, or Georgia Power Company falls below investment grade at the end of the three-year performance period, the payout for the ROE goal will be reduced to zero.

For each of the performance measures, a threshold, target, and maximum goal was set at the beginning of the performance period.

	Relative TSR Performance	Consolidated ROE Performance	Payout (% of Performance Share Units Paid)
Maximum	90th percentile or higher	13.0%	200%
Target	50th percentile	11.0%	100%
Threshold	10th percentile	9.5%	0%

TSR is measured relative to a peer group of companies that are believed to be most similar to Southern Company in both business model and investors. The peer group is subject to change based on merger and acquisition activity.

TSR Performance Share Peer Group for 2018 - 2020 Performance Period

Alliant Energy Corporation	Entergy Corporation
Ameren Corporation	Eversource Energy
American Electric Power Company, Inc.	Great Plains Energy Incorporated
CenterPoint Energy, Inc.	OGE Energy Corporation
CMS Energy Corporation	PG&E Corporation
Consolidated Edison, Inc.	Pinnacle West Capital Corporation
DTE Energy Company	PPL Corporation
Duke Energy Corporation	WEC Energy Group, Inc.
Edison International	Xcel Energy Inc.

Other Details about the Program

Performance shares are not earned until the end of the three-year performance period and after certification of the results by the Compensation Committee. A participant can earn from 0% to 200% of the target number of performance shares granted at the beginning of the performance period based solely on achievement of the performance goals over the three-year performance period. Dividend equivalents are credited during the three-year performance period but are only paid out if and when the award is earned. If no performance shares are earned, then no dividends are paid out. Payout for performance between points will be interpolated on a straight-line basis.

Participants who retire during the performance period will receive the full amount of performance shares actually earned at the end of the three-year period. Participants who become disabled or die during the performance period will receive a prorated number of performance shares based on the performance shares actually earned at the end of the three-year period. A participant who terminates employment, other than due to retirement, death, or disability, forfeits all unearned performance shares.

The Compensation Committee retains the discretion to approve adjustments in determining actual performance goal achievement.

2016 Long-Term Incentive Program Grants

Performance share grants made in 2016 were subject to three performance goals measured over a three-year performance period that ended on December 31, 2018.

The EPS and ROE goals were also both subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating of Southern Company, the Company, or Georgia Power Company fell below investment grade at the end of the three-year performance period, the payout for the EPS and ROE goals would be reduced to zero.

	Weight	Result	Calculated Payout (%)
Relative TSR	50%	19th percentile	23%
Cumulative EPS	25%	$9.16*	160%
Equity-weighted ROE	25%	See below**	173%
Total calculated payout			95%

*The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. The Compensation Committee made certain adjustments to the cumulative EPS and equity-weighted ROE goal performance results. For the 2016 - 2018 performance period, adjusted EPS and ROE results exclude acquisition, disposition, and integration impacts (2016-2018), earnings from Southern Company Gas (2016), earnings from the Wholesale Gas Services business of Southern Company Gas (2017 and 2018), charges and an income tax credit related to plants under construction, including additional equity return related to the Kemper IGCC in 2016 and 2017 (2016-2018), the 2018 earnings impact of the Toshiba parent guarantee proceeds paid in 2017 (2018), charges for a write-down of Gulf Power Company's ownership of Plant Scherer Unit 3 (2017), settlement proceeds of Mississippi Power Company's claim for lost revenue resulting from the 2010 Deepwater Horizon oil spill in the Gulf of Mexico (2018), and additional net tax benefits as a result of implementing federal tax reform (2017 and 2018).

**Equity-weighted ROE measures the payout contribution by each of the traditional electric operating companies. The aggregate payout reflects above target performance by the Company, Georgia Power Company, and Gulf Power Company and zero payout contribution by Mississippi Power Company.

TSR Performance Share Peer Group for 2016 - 2018 Performance Period

Alliant Energy Corporation	Duke Energy Corporation	Pinnacle West Capital Corporation
Ameren Corporation	Edison International	PPL Corporation
American Electric Power Company, Inc.	Entergy Corporation	SCANA Corporation
CMS Energy Corporation	Eversource Energy	Westar Energy, Inc.
Consolidated Edison, Inc.	OGE Energy Corporation	WEC Energy Group, Inc.
DTE Energy Company	PG&E Corporation	Xcel Energy Inc.

	Target Performance Shares Granted (#)	Grant Date Target Value of Performance Shares ($)	Performance Shares Earned (#)	Value of Performance Shares Earned ($)
M. A. Crosswhite	40,600	1,905,557	43,087	1,892,381
P. C. Raymond	5,633	264,385	5,979	262,598
G. J. Barker	4,410	206,984	4,681	205,590
R. S. Moore	3,411	160,096	3,621	159,034
Z. W. Smith	5,633	264,385	5,979	262,598

The value of performance shares earned is calculated based on the closing stock price on December 31, 2018 ($43.92) and includes the value of the accrued dividends earned on the underlying award, which are also reflected in the number of performance shares earned.

Southern Excellence Award

Mr. Raymond and Mr. Smith each received a discretionary award in the amount of $40,000 in recognition of their superior efforts and leadership related to strategic Company initiatives in 2018.

Timing of Performance-Based Compensation

The establishment of performance-based compensation goals and the granting of equity awards are not timed to coincide with the release of material, non-public information.

OTHER COMPENSATION ELEMENTS

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits.

Retirement Benefits

Substantially all employees of the Company participate in the funded Pension Plan. Normal retirement benefits become payable when participants attain age 65. These benefits vest after the employee completes five years of vesting service. One year of vesting service is equivalent to working at least 1,000 hours in a one-year period. The Company also provides unfunded benefits to certain employees, including the named executive officers, under two nonqualified plans: the Supplemental Benefit Plan (Pension-Related) (SBP-P) and the Supplemental Executive Retirement Plan (SERP). The SBP-P and the SERP provide additional benefits the Pension Plan cannot pay due to limits prescribed for the Pension Plan under the Internal Revenue Code of 1986, as amended (tax code). See the Pension Benefits table and accompanying information for more pension-related benefits information.

Substantially all employees are eligible to participate in the Employee Savings Plan (ESP), Southern Company's 401(k) plan. The named executive officers are also eligible to participate in the Supplemental Benefit Plan (SBP), which is a nonqualified deferred compensation plan where employer contributions are made that are prohibited under the ESP due to limits prescribed for 401(k) plans under the tax code.

The Company also provides the Deferred Compensation Plan (DCP), which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

The Company and its affiliates also provide supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers. The Company has a supplemental retirement agreement (SRA) with each of Mr. Crosswhite and Mr. Raymond. Prior to his employment with the Southern Company system, Mr. Crosswhite provided legal services to Southern Company's subsidiaries. Mr. Raymond's prior experience working on energy industry regulatory matters is valuable to the Company and its affiliates. Mr. Crosswhite's agreement provides an additional 15 years of benefits, and Mr. Raymond's agreement provides retirement benefits as if he was employed an additional eight years. Mr. Crosswhite and Mr. Raymond are both vested in their respective benefits. These agreements provide a benefit which recognizes the expertise both brought to the Southern Company system, and they provide a strong retention incentive to remain with the Company, or one of its affiliates, for the vesting period and beyond.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “good reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. For 2018, severance payment amounts were two times salary plus target Performance Pay Program opportunity for Mr. Crosswhite and one times salary plus Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up would be provided. Change-in-control protections allow executive officers to focus on potential transactions that are in the best interest of shareholders.

Perquisites

The Company provides limited perquisites to its executive officers, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits. The perquisites provided in 2018 are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

OTHER COMPENSATION POLICIES

Executive Stock Ownership Requirements

Officers of the Company that are in a position of Vice President or above are subject to stock ownership requirements, which align the interests of officers and Southern Company stockholders by promoting a long-term focus and long-term share ownership.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting Portion of Vested Stock Options
M. A. Crosswhite	3 Times	6 Times
P. C. Raymond	2 Times	4 Times
G. J. Barker	2 Times	4 Times
R. S. Moore	2 Times	4 Times
Z. W. Smith	2 Times	4 Times

Ownership arrangements counted toward the requirements include shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the DCP and the SBP. A portion of vested stock options may be counted, but in that case the ownership requirement is doubled.

Newly-elected and newly-promoted officers have approximately six years from the date of their election or promotion to meet the applicable ownership requirement. Under the stock ownership guidelines, the ownership requirement is reduced by one-half at age 60. All of the named executive officers are meeting their respective ownership requirements.

Clawback of Awards

Southern Company's Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer of the Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Policy Regarding Hedging and Pledging of Common Stock

Southern Company's insider trading policy includes an "anti-hedging" provision that prohibits Directors and employees (including officers) and certain of their related persons (such as certain of their family members and entities they control) from purchasing or selling, or making any offer to purchase or sell, derivative securities relating to securities of the Company, Southern Company, or any subsidiary of Southern Company. The policy specifies examples of covered derivative securities, including exchange-traded options to purchase or sell securities of the Company, Southern Company, or any subsidiary of Southern Company (so-called "puts" and "calls") or financial instruments that are designed to hedge or offset any decrease in the market value of securities of the Company, Southern Company, or any subsidiary of Southern Company (including but not limited to prepaid variable forward contracts, equity swaps, collars, and exchange funds).

The insider trading policy also includes a "no pledging" provision that prohibits pledging of Common Stock for all Southern Company Directors and executive officers, including the Company's President and Chief Executive Officer.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in the Company's 2018 Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in this Information Statement.

Members of the Compensation Committee:

John D. Johns, Chair
Anthony F. Earley, Jr.
David J. Grain
Veronica M. Hagen
Donald M. James
Dale E. Klein
Steven R. Specker

SUMMARY COMPENSATION TABLE
The Summary Compensation Table shows the amount and type of compensation received or earned in 2016, 2017, and 2018 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Mark A. Crosswhite	2018	799,681	—	2,216,483	—	1,222,541	672,043	50,538	4,961,286
Chairman, President,	2017	758,588	—	2,131,235	—	996,588	1,328,591	46,466	5,261,468
and Chief Executive	2016	682,870	—	1,905,557	—	934,635	1,279,197	46,058	4,848,317
Officer
Philip C. Raymond	2018	399,315	40,000	281,235	—	381,616	177,892	52,737	1,332,795
Executive Vice	2017	387,534	—	272,978	—	339,300	680,811	32,618	1,713,241
President, Chief	2016	375,165	—	264,385	—	322,908	548,027	27,493	1,537,978
Financial Officer, and
Treasurer
Gregory J. Barker	2018	353,240	—	248,706	—	337,582	137,690	32,721	1,109,939
Executive Vice	2017	341,000	—	241,486	—	300,150	309,718	31,328	1,223,682
President	2016	315,856	—	206,984	—	274,068	192,835	21,530	1,011,273
R. Scott Moore	2018	309,703	—	216,264	—	311,410	96,803	27,911	962,091
Senior Vice President	2017	282,882	—	164,950	—	249,943	343,103	22,070	1,062,948

Zeke W. Smith	2018	399,315	40,000	281,235	—	381,616	152,454	55,382	1,310,002
Executive Vice	2017	387,536	—	272,978	—	339,300	712,203	31,720	1,743,737
President	2016	375,177	—	264,385	—	322,918	555,865	28,304	1,546,649

Column (a)

Mr. Moore first became an executive officer in 2017.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2018. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares, PRSUs, and RSUs granted in 2018.

The value reported for the performance shares is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model (approximately 57% of the performance share grant value) and the closing price of Common Stock on the grant date (approximately 43% of the performance share grant value). No amounts will be earned until the end of the three-year performance period on December 31, 2020. The value then can be earned based on performance ranging from 0% to 200%, as established by the Compensation Committee.

The aggregate grant date fair value of the performance shares granted in 2018 to the named executive officers, assuming that the highest level of performance is achieved, is as follows: Mr. Crosswhite - $3,103,103; Mr. Raymond - $393,731; Mr. Barker - $348,204; Mr. Moore - $302,763; and Mr. Smith - $393,731 (200% of the amount shown in the table).

The amounts shown in column (e) also reflect the grant date fair value of the PRSUs granted to Mr. Crosswhite and the RSUs granted to all of the other named executive officers in 2018 as described in the CD&A, using the closing price of Common

Stock on the grant date. The aggregate grant date fair value of the PRSUs and RSUs granted to the named executive officers is as follows: Mr. Crosswhite - $664,931; Mr. Raymond - $84,370; Mr. Barker - $74,605; Mr. Moore - $64,883; and Mr. Smith - $84,370.

See Note 12 to the financial statements included in the 2018 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

The Compensation Committee moved away from granting stock options as part of the long-term incentive program in 2015. No stock options were granted in 2016, 2017, or 2018.

Column (g)

The amounts in this column reflect actual payouts under the annual Performance Pay Program. The amount reported for 2018 is for the one-year performance period that ended on December 31, 2018. The Performance Pay Program is described in detail in the CD&A.

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31 of the applicable year.

The Pension Benefits as of each measurement date are based on the named executive officer's age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or another Southern Company subsidiary until their benefits commence at the pension plans' stated normal retirement date, generally age 65.

Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, annual earnings, and the assumptions used to determine the present value, such as the discount rate. For 2018, the discount rate assumption used to determine the actuarial present value of the accumulated pension benefits, as required by SEC rules, was higher than in 2017.

This column also reports any above-market earnings on deferred compensation under the DCP. However, there were no above-market earnings on deferred compensation in the years reported.

The values reported in this column are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company's audited financial statements for the applicable fiscal years. The plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a named executive officer will actually accrue or receive under the plans during any given year.

Column (i)

The amounts reported for 2018 are itemized below.

	Perquisites ($)	Tax Reimbursements ($)	Company Contributions to ESP ($)	Company Contributions to Supplemental Retirement Plans ($)	Total ($)
M. A. Crosswhite	10,025	0	13,754	26,759	50,538
P. C. Raymond	10,397	21,975	14,025	6,340	52,737
G. J. Barker	12,721	2,465	13,534	4,002	32,721
R. S. Moore	11,590	979	13,572	1,770	27,911
Z. W. Smith	14,221	20,796	14,025	6,340	55,382

Description of Perquisites

Financial planning is provided for most officers of the Company, including all of the named executive officers. The Company provides an annual subsidy of up to a maximum amount of $8,200 to be used for financial planning, tax preparation fees, and estate planning. In the initial year as an officer, the maximum allowed amount is $13,200.

The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use associated with business travel is permitted for the President and Chief Executive Officer. Additionally, limited personal use related to relocation is permissible but must be approved. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

The amount included also reflects the full cost to the Company of providing the following items: personal use of Company-provided computers, executive physicals, personal use of Company-provided tickets for sporting and other entertainment events, and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2018

This table provides information on short-term and long-term incentive program awards made in 2018.

		Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares or Stock Units (i)	Grant Date Fair Value of Stock and Option Awards ($) (j)
M. A.		6,448	644,800	1,289,600
Crosswhite	2/27/2018				356	35,647	71,294		1,551,552
	2/27/2018					15,321		—	664,931
P. C.		2,009	200,850	401,700
Raymond	2/27/2018				45	4,523	9,046		196,866
	2/27/2018							1,944	84,370
G. J.		1,777	177,675	355,350
Barker	2/27/2018				40	4,000	8,000		174,102
	2/27/2018							1,719	74,605
R. S.		1,639	163,900	327,800
Moore	2/27/2018				35	3,478	6,956		151,381
	2/27/2018							1,495	64,883
Z. W.		2,009	200,850	401,700
Smith	2/27/2018				45	4,523	9,046		196,866
	2/27/2018							1,944	84,370

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2018. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned for 2018 are included in column (g) of the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the long-term Performance Share Program performance shares granted to the named executive officers in 2018. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential shares that can be earned as established by the Compensation Committee for the performance shares. Earned performance shares and accrued dividends will be paid out in Common Stock following the end of the 2018 - 2020 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

Column (g) also reflects the PRSUs granted to Mr. Crosswhite in 2018. The number of shares shown reflects the number of potential shares that can be earned if the performance condition is met. PRSUs vest 1/3 each year only if the performance goal is met for 2018. If the performance goal is met, PRSUs are paid out in common stock after vesting; accrued dividends are received only if the underlying award is earned. If the performance goal is not met, then all PRSUs are forfeited.

Column (i)

Column (i) reflects the number of RSUs granted to the named executive officers other than Mr. Crosswhite in 2018 as part of the long-term incentive program as described in the CD&A. The RSUs vest 1/3 each year on the anniversary of the grant date.

Column (j)

This column reflects the aggregate grant date fair value of the Performance Share Program performance shares, PRSUs, and RSUs granted in 2018.

•
For the Performance Share Program performance shares, approximately 57% of the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model ($43.62), while the other approximately 43% is based on the closing price of the Common Stock on the grant date ($43.40).

•	The value of the PRSUs granted to Mr. Crosswhite is based on the closing price of the Common Stock on the grant date ($43.40).

•	The value of the RSUs granted to the named executive officers other than Mr. Crosswhite is based on the closing price of the Common Stock on the grant date ($43.40).
The assumptions used in calculating these amounts are discussed in Note 12 to the financial statements included in the 2018 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

This table provides information about stock options and stock awards (performance shares, PRSUs, and RSUs) as of December 31, 2018.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Units of Stock That Have Not Vested (#) (f)	Market Value of Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (i)
M. A.	63,125	0	44.42	2/13/2022
Crosswhite	120,681	0	44.06	2/11/2023
	83,636	0	41.28	2/10/2024
							9,534	418,733
							15,942	700,173
							33,379	1,466,006
							37,092	1,629,081
P. C.	23,505	0	44.42	2/13/2022
Raymond	28,926	0	44.06	2/11/2023
							1,221	53,626
							2,023	88,850
							4,276	187,802
							4,707	206,731
G. J.	16,589	0	37.97	2/14/2021
Barker	16,858	0	44.42	2/13/2022
	20,551	0	44.06	2/11/2023
	28,913	0	41.28	2/10/2024
							1,080	47,434
							1,789	78,573
							3,781	166,062
							4,162	182,795
R. S.	5,141	0	44.42	2/13/2022
Moore	17,494	0	44.06	2/11/2023
	25,844	0	41.28	2/10/2024
							738	32,413
							1,556	68,340
							2,582	113,401
							3,619	158,946
Z. W.	23,419	0	44.42	2/13/2022
Smith	28,548	0	44.06	2/11/2023
	44,788	0	41.28	2/10/2024
							1,221	53,626
							2,023	88,850
							4,276	187,802
							4,707	206,731

Columns (b), (c), (d), and (e)

Stock options have not been granted since 2014. Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2011 through 2014 with expiration dates from 2021 through 2024 were fully vested as of December 31, 2017.

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability, five years following retirement, or, if earlier, on the original expiration date.

Columns (f) and (g)

No RSUs were granted to any of the named executive officers outside of the long-term incentive program in 2018. Equity granted under the long-term incentive program is reflected in columns (h) and (i).

Columns (h) and (i)

These columns reflect the remaining 2/3 of the PRSUs, including deemed reinvestment of dividends, granted to Mr. Crosswhite in 2017. The achievement of the performance goal for these shares was certified by the Compensation Committee on February 12, 2018, and the PRSUs that vested, including the deemed reinvestment of dividends, are reflected in the Option Exercises and Stock Vested in 2018 table. The remaining PRSUs granted in 2017 will vest on the second and third anniversaries of the grant date.

These columns also reflect the full number and value of PRSUs granted to Mr. Crosswhite in February 2018 that vest 1/3 each year for a three-year period subject to the achievement of a one-year financial performance goal (Southern Company's 2018 cash from operations exceeds the amount paid in dividends in 2017) and associated deemed reinvestment of dividends of the PRSUs, which only pay out of the underlying shares vest. The Compensation Committee certified the achievement of this goal on February 11, 2019, and the first 1/3 vested upon that certification. The remaining 2/3 will vest on the second and third anniversaries of the grant date.

These columns also reflect the number and value of RSUs granted to the named executive officers in February 2017 and February 2018, other than Mr. Crosswhite, as of December 31, 2018, including the deemed reinvestment of dividends. The RSUs vest one-third each year on the anniversary of the grant date.

Column (h) also reflects the target number of performance shares granted under the Performance Share Program that can be earned at the end of each three-year performance period (January 1, 2017 through December 31, 2019 and January 1, 2018 through December 31, 2020). The number of shares reflected in column (h) also reflects the deemed reinvestments of dividends on the target number of performance shares. Dividends are credited over the performance period but are only received at the end of the performance period if the underlying performance shares are earned.

The performance shares granted for the January 1, 2016 through December 31, 2018 performance period vested on December 31, 2018 at 95% of target and are reported in the Option Exercises and Stock Vested in 2018 table.

The value in column (i) is derived by multiplying the number of shares in column (h) by the Common Stock closing price on December 31, 2018 ($43.92). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period.

OPTION EXERCISES AND STOCK VESTED IN 2018

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
M. A. Crosswhite	—	—	47,615	2,094,692
P. C. Raymond	—	—	6,559	288,477
G. J. Barker	—	—	5,194	228,480
R. S. Moore	—	—	3,972	174,696
Z. W. Smith	—	—	6,559	288,477

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2018, and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date. None of the named executive officers exercised stock options during 2018.

Columns (d) and (e)

Performance share grants made in 2016 were subject to a three-year performance period that ended on December 31, 2018. The award was earned at 95% of target. Column (d) includes the performance shares that were earned plus deemed reinvested dividends, while column (e) reflects the value of the performance shares and dividends, which is derived by multiplying the number of shares that vested by the market value of the underlying shares on the vesting date ($43.92). These columns also reflect the value of the PRSUs and RSUs that vested in 2018 plus deemed reinvested dividends. The value of the PRSUs that vested for Mr. Crosswhite and the RSUs that vested for the other named executive officers is derived by multiplying the number of shares that vested by the market value of the underlying shares on the vesting date ($44.68 for the PRSUs and $44.62 for the RSUs).

PENSION BENEFITS AT 2018 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
M. A. Crosswhite	Pension Plan	13.92	519,387	0
	SBP-P	13.92	2,204,890	0
	SERP	13.92	692,207	0
	SRA	15.00	3,784,654	0
P. C. Raymond	Pension Plan	27.0	1,140,323	0
	SBP-P	27.0	1,390,920	0
	SERP	27.0	555,430	0
	SRA	8.0	979,855	0
G. J. Barker	Pension Plan	15.17	552,075	0
	SBP-P	15.17	462,842	0
	SERP	15.7	249,125	0
R. S. Moore	Pension Plan	24.58	755,510	0
	SBP-P	24.58	393,350	0
	SERP	24.58	288,459	0
Z. W. Smith	Pension Plan	35.75	1,523,056	0
	SBP-P	35.75	1,818,229	0
	SERP	35.75	750,176	0

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company's primary retirement plan. Substantially all employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. Pension benefits are determined using various formulas based on date of hire. Benefits are limited to a statutory maximum. The statutory limit restricts eligible compensation under the Pension Plan. The statutory limit for 2018 was $275,000.

The plan benefit equals the greater of amounts computed using a 1.7% offset formula and a 1.25% formula. The highest three rates of pay out of a participant's last ten calendar years of service are averaged to derive a final average pay.

The 1.7% offset formula amount equals 1.7% of final average pay times years of credited service less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008.

The 1.25% formula amount equals 1.25% of final average pay times years of credited service. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed ten years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2018, all of the named executive officers were retirement-eligible.

The Pension Plan's benefit formulas produce amounts payable monthly over a participant's post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in various forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree's life.

Participants vest in the Pension Plan after completing five years of vesting service. As of December 31, 2018, all of the named executive officers were vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence prior to age 65 provided they met the applicable early retirement age and service provisions. If such an election is made, the early retirement reductions that apply are actuarially determined factors.

If a participant dies while actively employed and is vested in the Pension Plan as of date of death, the participant's beneficiary is entitled to survivor benefits.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The SBP-P

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides highly-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P's vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant's separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in ten annual installments starting shortly after separation. The unpaid balance of a retiree's single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the tax code, the first installment will be delayed for six months after the date of separation.

If an SBP-P participant dies while active after becoming vested in the Pension Plan, the beneficiary of the deceased participant will receive a single sum value in a single payment as soon as possible following death. The single sum value is calculated as if the participant had survived to age 50 and discounted back to the payment date (if earlier). Spouse beneficiaries receive 100% and non-spouse beneficiaries receive 50% of the single sum value.

The SERP

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides highly-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants' base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP's early retirement, survivor benefit, and disability provisions mirror the SBP-P's provisions. SERP benefits do not vest until participants become eligible to retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included under Potential Payments upon Termination or Change in Control. Effective January 1, 2016, participation in the SERP was closed to new hires and future promotions.

SRA

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers. These SRAs provide for additional retirement benefits by giving credit for years of employment prior to employment with the Company or one of its affiliates. These agreements provide a benefit which recognizes the expertise brought to the Southern Company system, and they provide a strong retention incentive to remain with the Company, or one of its affiliates, for the vesting period and beyond. These supplemental retirement benefits are also unfunded and not tax-qualified.

Prior to his employment with the Southern Company system, Mr. Crosswhite provided legal services to Southern Company's subsidiaries. Mr. Raymond's prior experience working on energy industry regulatory matters is valuable to the Company and its affiliates. Mr. Crosswhite's agreement provides an additional 15 years of benefits, and Mr. Raymond's agreement provides retirement benefits as if he was employed an additional eight years. Mr. Crosswhite and Mr. Raymond are both vested in their respective benefits. Information about the SRAs with Mr. Crosswhite and Mr. Raymond is included in the CD&A.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

•	Discount rate - 4.51% Pension Plan and 4.18% supplemental plans (SBP-P, SERP, and SRA) as of December 31, 2018

•	Retirement date - Normal retirement age (65 for all named executive officers)

•	Mortality after normal retirement - Adjusted RP-2014 mortality tables with generational projections (MP-2018)

•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None

•
Annual performance-based compensation earned but unpaid as of the measurement date - Based on target opportunity percentages times base rate of pay for year amount is earned; 100% of target opportunity for Mr. Crosswhite and 130% of target opportunity for all other named executive officers

•	Form of payment for pension benefits:

◦	Pension Plan

▪	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity

▪	Female retirees: 50% single life annuity; 30% level income annuity; 15% joint and 50% survivor annuity; and 5% joint and 100% survivor annuity

▪	Spouse ages - Wives two years younger than their husbands

◦	SBP-P, SERP, and SRA

▪	100% installment

▪	Installment determination - 3.75% discount rate for single sum calculation and 4.75% prime rate during installment payment period

For all of the named executive officers, the number of years of credited service for the Pension Plan, the SBP-P, and the SERP is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2018 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
M. A. Crosswhite	249,147	26,759	4,555	0	843,835
P. C. Raymond	84,825	6,340	28,746	0	673,493
G. J. Barker	98,036	4,002	13,214	0	317,229
S. R. Moore	29,993	1,770	6,528	0	144,091
Z. W. Smith	0	6,340	54,304	0	1,191,407

Southern Company provides the DCP, which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Under the DCP, participants make an annual election to choose how much compensation to defer, when those deferrals will be paid, and how distributions will be paid (in one to ten annual installments). DCP participants have various deemed investment options - the Stock Equivalent Account, the Prime Equivalent Account, and three equivalent index fund accounts. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2018, the rate of return in the Stock Equivalent Account was -3.75%.

Participants may also elect to have their deferred compensation deemed invested in the Prime Equivalent Account, which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States' largest banks. The interest rate earned on amounts deferred during 2018 in the Prime Equivalent Account was 5.08%.

Participants may also elect to have their deferred compensation deemed invested in three index fund options. A deemed investment means the account is treated as if it is invested in a particular option, even though no investment is actually made. During 2018, the rate of returns under the equivalent index fund accounts were as follows:

•	Equivalent Vanguard Institutional 500 Index Fund: -4.41%

•	Equivalent BlackRock Russell 2000 Index Fund: -10.87%

•	Equivalent BlackRock EAFE Equity Index Fund: -13.48%

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2018. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2018 were the amounts that were earned as of December 31, 2017 but not payable until the first quarter of 2018. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2018 but not payable until early 2019.

Column (c)

This column reflects contributions under the SBP. Under the tax code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the tax code.

The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on compensation the named executive officers elected to defer and on employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company's prior years' Information Statements. The following chart shows the amounts reported in the Company's prior years' Information Statements.

	Amounts Deferred under the DCP Prior to 2018 and Reported in Prior Years' Information Statements ($)	Employer Contributions under the SBP Prior to 2018 and Reported in Prior Years' Information Statements ($)	Total ($)
M. A. Crosswhite	281,966	91,176	373,142
P. C. Raymond	472,194	26,507	498,701
G. J. Barker	106,575	6,229	112,804
S. R. Moore	38,794	730	39,524
Z. W. Smith	791,629	27,108	818,737

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers serving as of December 31, 2018 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company's compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company's change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2018 and assumes that the price of Common Stock is the closing market price on December 31, 2018.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for good reason.

Traditional Termination Events

•	Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least ten years of credited service.

•	Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.

•	Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.

•
Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company's Drug and Alcohol Policy.

•	Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events
At the Southern Company or Company level:

•
Southern Company Change-in-Control I - Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II - Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own less than 50% of Southern Company surviving the merger.

•	Southern Company Does Not Survive a Merger - Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.

•
Company Change-in-Control - Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:

•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for good reason. Good reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity, or benefits; relocation of over 50 miles; or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.
Annual Performance Pay Program	Prorated if before 12/31.	Prorated if before 12/31.	Forfeit.	Prorated if before 12/31.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Vested options expire in 90 days; unvested are forfeited.	Vest; expire earlier of original expiration date or three years.	Forfeit.
Performance Share Units	No proration and paid on regular schedule, depending on amount actually earned.	Forfeit.	Forfeit.	Prorated based on number of months employed during performance period; paid on regular schedule depending on amount actually earned.	Forfeit unpaid award, even if vested.
RSUs (long-term incentive program)	No proration and paid on regular schedule.	Forfeit unvested award.	Forfeit unvested award.	Vest; full payout of unvested amount; payable within 30 days.	Forfeit unpaid award, even if vested.
PRSUs	No proration and paid on regular schedule (pending achievement of performance goal).	Forfeit unvested award.	Forfeit unvested award.	Vest; full payout of unvested amount; payable within 30 days.	Forfeit unpaid award, even if vested.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Continues for one year.	Terminates.
DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 10 annual installments).
SBP - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 20 annual installments).

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Does Not Survive Merger or Company Change in Control	Involuntary Change-in-Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
Nonqualified Pension Benefits (except SRA)
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP-P benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Based on type of change-in-control event.
SRA	Not affected.	Not affected.	Not affected.	Vest.
Annual Performance Pay Program	If program is terminated, prorated at greater of target or three-year historical average payout at the applicable business unit.	If program is terminated, prorated at greater of target or three-year historical average payout at the applicable business unit.	Prorated at greater of target or three-year historical average payout at the applicable business unit.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Stock Options	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Performance Share Units	Not affected.	Not affected.	Vest at target and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest at target.
PRSUs	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
RSUs (long-term incentive program)	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected.	Not affected.	Not affected.	Not affected.
SBP	Not affected.	Not affected.	Not affected.	Not affected.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target short-term incentive award.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years' premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2018.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2018 under the Pension Plan, the SBP-P, the SERP, and, for Mr. Crosswhite and Mr. Raymond, the SRA are itemized in the following chart.

The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2018 and are the monthly Pension Plan benefits and the first of ten annual installments from the SBP-P and the SERP.

The amounts shown that are payable to a beneficiary in the event of the death of the named executive officer are the monthly amounts payable to a beneficiary under the Pension Plan and the single sum value of benefits for a spouse beneficiary from the SBP-P and the SERP. If an executive designates a non-spouse beneficiary, then the amount payable is 50% of the amount shown.

The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their beneficiaries. Those plans are described in the notes following the Pension Benefits table.

Name	Retirement ($)		Resignation or Involuntary Termination ($)	Death (payments to a beneficiary) ($)
M. A. Crosswhite	Pension	3,330	All plans treated as retiring	1,502
	SBP-P	292,686	All plans treated as retiring	2,926,855
	SERP	91,886	All plans treated as retiring	918,862
	SRA	502,389	All plans treated as retiring	5,023,893
P. C. Raymond	Pension	7,494	All plans treated as retiring	3,380
	SBP-P	175,876	All plans treated as retiring	1,758,759
	SERP	70,232	All plans treated as retiring	702,317
	SRA	123,899	All plans treated as retiring	1,238,986
G. J. Barker	Pension	3,519	All plans treated as retiring	1,587
	SBP-P	61,732	All plans treated as retiring	617,324
	SERP	33,228	All plans treated as retiring	332,276
R. S. Moore	Pension	4,405	All plans treated as retiring	1,986
	SBP-P	52,190	All plans treated as retiring	521,897
	SERP	38,273	All plans treated as retiring	382,727
Z. W. Smith	Pension	9,986	All plans treated as retiring	4,504
	SBP-P	230,369	All plans treated as retiring	2,303,690
	SERP	95,047	All plans treated as retiring	950,471

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P, the SERP, and the SRA could be paid as a single payment rather than in ten annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2018 following a change-in-control-related event, other than a Southern Company Change-in-Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	SRA ($)	Total ($)
M. A. Crosswhite	2,926,855	918,862	5,023,893	8,869,610
P. C. Raymond	1,758,759	702,317	1,238,986	3,700,062
G. J. Barker	617,324	332,276	0	949,600
R. S. Moore	521,897	382,727	0	904,624
Z. W. Smith	2,303,690	950,471	0	3,254,161

The pension benefit amounts in the tables above were calculated as of December 31, 2018 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 2.78% discount rate.

Annual Performance Pay Program

The amount payable in the event of a change in control is the greater of target or the three-year historical average payout at the applicable business unit. Because actual payouts for 2018 performance were above the target level for all of the named executive officers, the amount that would have been payable to the named executive officers was the three-year historical average payout at the applicable business unit.

Stock Options, Performance Shares, PRSUs, and RSUs (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. If Southern Company consummates a merger and is not the surviving company, all Equity Awards vest, and performance shares vest at target. However, there is no payment associated with Equity Awards in that situation unless the participants' Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest, and performance shares vest at target.

For stock options, the value is the excess of the exercise price and the closing price of Common Stock on December 31, 2018. The value of performance shares, PRSUs, and RSUs is calculated using the closing price of Common Stock on December 31, 2018.

The chart below shows the number of stock options for which vesting would be accelerated and the amount that would be payable if there were no conversion to the surviving company's stock options. It also shows the number and value of performance shares, RSUs, and PSUs that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)			Total Number of Equity Awards Following Accelerated Vesting (#)			Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	RSUs/PRSUs	Stock Options	Performance Shares	RSUs/PRSUs
M. A. Crosswhite	0	70,471	25,476	267,442	70,471	25,476	4,434,791
P. C. Raymond	0	8,983	3,244	52,431	8,983	3,244	537,010
G. J. Barker	0	7,943	2,869	82,911	7,943	2,869	649,898
R. S. Moore	0	6,201	2,294	48,479	6,201	2,294	441,329
Z. W. Smith	0	8,983	3,244	96,755	8,983	3,244	655,250

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

All of the named executive officers were retirement-eligible as of December 31, 2018. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. For non-retirement-eligible employees, healthcare benefits would not become available until the participant reaches the age of 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $8,200 per year, will be provided after retirement for retirement-eligible named executive officers.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for good reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

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As of December 31, 2018, the severance payment was two times the base salary and target payout under the annual Performance Pay Program for Mr. Crosswhite and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers.

•	The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer.

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If any portion of the severance amount constitutes an "excess parachute payment" under Section 280G of the tax code and is therefore subject to an excise tax, the severance amount will be reduced unless the after-tax "unreduced amount" exceeds the after-tax "reduced amount." Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2018 in connection with a change in control.

Severance Amount ($)
M. A. Crosswhite	2,901,600
P. C. Raymond	602,550
G. J. Barker	533,025
R. S. Moore	491,294
Z. W. Smith	602,550

PAY RATIO DISCLOSURE

The Company calculated a 2018 pay ratio of 43 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on payroll and employment records as of December 31, 2018 and the methodology described below.

The Company has approximately 6,650 employees. The median employee was determined based on an analysis of all Company employees as of December 31, 2018. The Company considered total cash compensation as reported in Form W-2 for 2018 as the consistently applied compensation measure. A statistical sampling approach was then applied to identify employees who were expected to be paid within a +/- 1/10% range of the median employee total cash compensation value. From this group, an employee was selected that was reasonably representative of the Company's median employee based on average employee tenure and age. Although certain exclusions are allowed by the SEC, no employees were excluded in identifying the median employee, and the Company did not annualize compensation for any employees. After identifying the median employee, the median employee’s annual total compensation was calculated in accordance with the Summary Compensation Table requirements.

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The annual total compensation of the median employee, other than the Chief Executive Officer, calculated in accordance with the Summary Compensation Table requirements, was $115,041. The median employee's annual total compensation is comprised of approximately $91,200 in base salary, $17,500 in short-term incentive payout, $0 in change in pension value, $4,700 in 401(k) matching contributions, and $1,700 in perquisites. In accordance with SEC rules, the amount reflected in the median employee's compensation for change in pension value is $0 since the actual change in pension value was a negative amount.

•	The Chief Executive Officer's annual total compensation, as reported in the Summary Compensation Table, was $4,961,286.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of independent Directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2018, none of Southern Company's or the Company's Directors or executive officers served on the Board of Directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by Directors, nominees for Director, and executive officers as of December 31, 2018. It is based on information furnished by the Directors, nominees, and executive officers. The shares of Common Stock beneficially owned by all Directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2018.

		Shares Beneficially Owned Include:
Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Individuals Have Right to Acquire Within 60 Days(3)	Shares Held by Family Member(4)
Whit Armstrong	29,686	18,482	—	—
Angus R. Cooper, III	6,558	—	—	4,600
Mark A. Crosswhite	364,822	—	318,123	—
O.B. Grayson Hall, Jr.	4,083	—	—	—
Anthony A. Joseph	8,448	6,419	—	—
James K. Lowder	35,834	—	—	—
Robert D. Powers	19,567	18,542	—	—
Catherine J. Randall	4,978	—	—	—
C. Dowd Ritter	19,875	—	—	—
R. Mitchell Shackleford, III	9,544	9,410	—	—
Phillip M. Webb	1,006	—	—	—
Gregory J. Barker	107,596	—	88,457	—
R. Scott Moore	68,134	—	52,778	—
Philip C. Raymond	81,025	—	56,349	—
Zeke W. Smith	120,668	—	103,673	—
Directors, Nominees, and Executive Officers as a group (16 people)	1,225,483	52,853	957,603	4,600

(1)
“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof. The amount shown in this column for Mr. Lowder, a Director of the Company, includes 22,721 shares of Common Stock he has pledged to a financial institution to secure a loan.

(2)	Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.

(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4) Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2018, Mr. James P. Heilbron, an executive officer of the Company, had total compensation of $722,477, as calculated in accordance with SEC rules and regulations.

In 2018, Mr. Adam B. Moore, the brother of Mr. Scott Moore, an executive officer of the Company, was employed by the Company as a foreman and received compensation of $138,699, as calculated in accordance with SEC rules and regulations.

Ms. Patricia King, a former Director of the Company who retired in April 2018, is Chairman of the Board of Sunny King Automotive Group. During 2018, the Company made payments of approximately $8.0 million to one or more corporations comprising Sunny King Automotive Group, substantially related to vehicle purchases. The base price of the vehicles was set by competitive bid among multiple manufacturers.

Mr. Grayson Hall, a Director of the Company, retired from his role as Executive Chairman of Regions Financial Corporation in December 2018. He previously served as Chairman and Chief Executive Officer. During 2018, certain subsidiaries of Regions Financial Corporation furnished banking, financial, and trustee services in the ordinary course of business to the Company and its affiliates for which approximately $3.0 million was received by these certain subsidiaries of Regions Financial Corporation. The relationship between the Company and Regions Financial Corporation is a long-term relationship that existed prior to Mr. Hall’s election to the Board of Directors. The Company intends to utilize banking and financial services provided by Regions Financial Corporation and its subsidiaries in the future. Additionally, William D. Ritter, the son of Director Dowd Ritter, and Katherine R. Danella, the daughter of Director Catherine Randall, are executive officers at Regions Bank.

Mr. Anthony Joseph, a Director of the Company, is a shareholder with the law firm of Maynard, Cooper & Gale, P.C. During 2018, the Company made payments of approximately $173,000 to Maynard, Cooper & Gale, P.C. for legal services.

Mr. David Cooper, a former Director of the Company who retired in April 2018, is Vice Chairman of Cooper/T. Smith Corporation. Mr. Angus Cooper, III, a Director of the Company and Mr. David Cooper's nephew, is President of Cooper/T. Smith Corporation. Mr. Angus R. Cooper, II, Mr. David Cooper's brother and Mr. Angus Cooper, III's father, is Chairman and CEO of Cooper/T. Smith Corporation. Cooper/T. Smith Corporation has numerous subsidiary companies which engage in barge transportation and restaurant management. During 2018, the Company made payments of approximately $65,000 to certain subsidiaries of Cooper/T. Smith Corporation. Additionally, Mr. David Cooper and his brother, Mr. Angus R. Cooper II, each own 50% of Crimson Shipping Co., where they are also Directors. In 2018, the Company made payments of approximately $128,000 to Crimson Shipping Co. for barge transportation for the return of equipment used in hurricane restoration efforts in Puerto Rico.

The Company does not have a written policy pertaining solely to the approval or ratification of "related party transactions" and has a robust system for identifying potential related party transactions.

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The Southern Company Audit Committee is responsible for overseeing the Code of Ethics, which includes policies relating to conflicts of interest. The Code of Ethics requires that all employees, officers, and Directors avoid conflicts of interest, defined as situations where the person's private interests conflict, or even appear to conflict, with the interests of Southern Company as a whole.

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Southern Company also has a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for purchases of materials for $10,000 and above and for purchases of services for $25,000 and above or approval based on documented business needs for sole sourcing arrangements.

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At least annually, each Director and executive officer completes a detailed questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which the Southern Company or a subsidiary is involved and in which the executive officer, Director, or a related party has a direct or indirect material interest.

•	Southern Company also conducts a review of financial systems to identify potential conflicts of interest and related party transactions.

The approval and ratification of any related party transactions would be subject to these written policies and procedures which include:

•	A determination of the need for the goods and services;

•	Preparation and evaluation of requests for proposals by the lead support organization;

•	The writing of contracts;

•	Controls and guidance regarding the evaluation of the proposals; and

•	Negotiation of contract terms and conditions.

As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount. In the ordinary course of the Southern Company system's business, electricity is provided to some Directors and entities with which the Directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.